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                                                               EXHIBIT 10.99-2


                         EXECUTIVE EMPLOYMENT AGREEMENT
                                JEFFREY P. JACOBS


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                         EXECUTIVE EMPLOYMENT AGREEMENT
                                  ("AGREEMENT")


     EXECUTIVE EMPLOYMENT AGREEMENT, effective January 1, 2000 ("Effective Date"), by and between Black Hawk Gaming & Development Company, Inc., a Colorado corporation (the "Company") and Jeffrey P. Jacobs (the "Executive").

     WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be so employed by the Company, from and after the date of this Agreement it being specifically acknowledged by each party hereto that upon execution and delivery of this Agreement the Employment Agreement dated November 12, 1996 between the parties hereto shall be terminated and superseded by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                         EMPLOYMENT DUTIES AND BENEFITS

     SECTION 1.1 EMPLOYMENT. The Company hereby employs the Executive as Chief Executive Officer of the Company. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

              SECTION 1.2 DUTIES AND RESPONSIBILITIES. During the Period of Employment, Executive agrees to serve the Company as Chief Executive Officer and Chairman of the Board of the Company and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the "Board of Directors"), in accordance with this Agreement and in compliance with all applicable laws and regulations. Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote such time, energy, and skill to the business and affairs of the Company and its affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement.

              SECTION 1.3 WORKING FACILITIES; LOCATION. The Executive shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement. The principal place of performance by Executive of his duties hereunder shall be in West Palm Beach, Florida or at such other location as he may reasonably be required to travel in the performance of his responsibilities.

         SECTION 1.4 VACATIONS. The Executive shall be entitled each year during the Term, as defined below, to a vacation with full salary and benefits, for the number of weeks set forth in the Company's Employee Handbook.


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     SECTION 1.5 EXPENSES. The Executive is authorized to incur reasonable expenses for promoting the business of the Company in all respects, including expenses for entertainment, travel and similar items. The Company will promptly reimburse the Executive for all such expenses upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures.

     SECTION 1.6 BENEFIT PLANS. From the effective date of this Agreement, the Executive shall be entitled to participate in benefit plans provided to employees of the Company. Such participation shall be based upon the policies established in the Company's Employee Handbook as applicable to Executive.

                                   ARTICLE II
                                  COMPENSATION

     SECTION 2.1 BASE SALARY. During the Term, the Company shall pay to the Executive a Base Salary equal to the greater of: (i) $300,000 per year payable in accordance with the Company's payroll and withholding policies; or (ii) an amount equal to 1.5% of the Company's annual EBITDA up to $50 million; provided however, any amounts payable under (ii) shall be accrued but payment deferred unless and until the Company is In Ratio. In connection with its annual audit each year, the Company shall compute the amount, if any, by which the Base Salary in subsection (ii) exceeds the amount in subsection (i) above and shall pay any such excess to the Executive on or before the next April 15 following the computational year, if the Company was In Ratio at the end of such year.

     For purposes of the foregoing, these definitions control:

     "Annual" means the one year period ending on December 31 of each year during the Term.

     "Company Debt" means on a consolidated basis the Company's long term and current portion (without duplication) of all bank borrowings and institutional debt, including capitalized lease obligations, but excluding the outstanding balance and accrued interest on The Lodge Casino's Special Improvement District Bonds.

     "EBITDA" means the net income of the Company determined in accordance with generally accepted accounting principles, consistently applied, for any Annual reporting period beginning with the period ended December 31, 2000, before deductions for interest, taxes, depreciation and amortization charges.

     "In Ratio" means at December 31 of each year that: (i) the ratio of EBITDA to interest on Company Debt is at least 2:1; and (ii) the Company is in full compliance with the financial ratios under the Wells Fargo Credit Agreement dated April 23, 1999 (or any substituted facility).


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     SECTION 2.2 BONUS AND BONUS PLAN PARTICIPATION. The Executive will be entitled to an annual bonus for each year ended December 31 during the Term in an amount equal to a minimum of 25% and a maximum of 40% of the Executive's Base Salary. The amount of the percentage within the foregoing range shall be determined in the sole discretion of the Compensation Committee of the Company's Board of Directors and shall be based on written objectives defined by such Committee.

     SECTION 2.3 STOCK OPTIONS. The Company will grant as of the date of this Agreement to the Executive, 45,000 stock options under the Company's 1994 or 1996 Incentive Stock Option Plan as follows: All options will have an exercise price of $6.46, vesting as follows: the first 15,000 options will vest on January 1, 2001, the second 15,000 options will vest on January 1, 2002 and the final 15,000 options will vest on January 1, 2003. All options will expire on January 1, 2005.

                                   ARTICLE III
                       TERM OF EMPLOYMENT AND TERMINATION

     SECTION 3.1 TERM. This Agreement shall be for a period of three years commencing on January 1, 2000 and ending on December 31, 2002, subject, however, to termination during such period as provided in this Article (the "Term").

     SECTION 3.2 TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate the Executive's employment, at any time, for cause upon ten days' written notice and opportunity for the Executive to remedy any non-compliance with the terms of this Agreement (if such non-compliance can be remedied). Grounds for termination "for cause" shall be one or more of the following: (i) intentional and material breach of his duty of loyalty or care to the Company,
(ii) gross negligence or willful misconduct in performance of his duties during the course of his employment, (iii) persistent failure to abide by the corporate policies and procedures set forth in the Company's Employee Handbook; (iv) persistent failure to execute the reasonable and lawful instructions of the Company's Board of Directors relating to the operation of the Company's business, and (v) conviction of any felony crime or loss of his gaming license in Colorado. Upon the date of termination of the Executive's employment pursuant to this Section 3.2, the Company's obligation to pay any compensation including bonuses shall terminate, at which time the Company shall be responsible for compensating the Executive for any unpaid salary and vacation time not taken. Subject to this exception and the obligation of the Company to compensate the Executive through the notice period, no other compensation shall be payable to the Executive should this Agreement be terminated pursuant to this Section 3.2.

     SECTION 3.3 TERMINATION OR CESSATION OF EMPLOYMENT WITHOUT CAUSE. In the event that Executive's employment is terminated or ceased without cause, all compensation shall cease, but the Company shall be obligated to compensate the Executive with lump sum severance pay equal to the present value of his salary otherwise payable during the Term of this Agreement. In the event Executive's employment is terminated pursuant to this Section 3.3, the Executive shall be entitled to participate in the bonus payable pursuant to Section 2.2 with respect to the year in which his employment is terminated pro rated for

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the year based on the number of full months employed during such year compared to 12; and provided further that the non-competition covenant in Section 4.1(c) below shall be automatically terminated.

     SECTION 3.4 TERMINATION UPON DEATH OF THE EXECUTIVE. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive's death. In such event, all unpaid compensation, compensation for vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive's estate. In the event Executive's employment is terminated pursuant to this Section 3.4, the Executive's estate shall be entitled to a death benefit equal to six months salary and to participate, in the bonus payable pursuant to Section 2.2 with respect to the year in which his employment is terminated pro rated for the year based on the number of full months worked during such year compared to 12.

     SECTION 3.5 TERMINATION UPON SALE. (a) If during the Term, the Company:

               (i)  is merged into another company;

               (ii) sells all or substantially all of its assets to another company or person;

               (iii) experiences a change in ownership of 50% or more of its outstanding common stock; or

               (iv) issues shares in excess of 50% of its then outstanding common stock to another company or person;

     and the Executive is not offered, by the acquiring company or person, an employment position, or not offered an employment position satisfactory to him (in his sole discretion), he shall be deemed Terminated Without Cause and shall be entitled to a severance payment in an amount equal to one year's Base Salary which shall be in addition to amounts payable to the Executive under Section 3.3 above.

          (b) The foregoing subsection 3.5(a) shall not apply if the Executive is an equity participant in any of the transactions described in subsection 3.5(a)(i)-(iv) above.

                                   ARTICLE IV
                         CONFIDENTIALITY AND COMPETITION

     SECTION 4.1 FURTHER OBLIGATIONS OF THE EXECUTIVE DURING AND AFTER
EMPLOYMENT.

          (a) The Executive agrees that during the term of his employment under this Agreement, he will engage in no other business activities which are or may be competitive with, or which might place him in a competing position to that of, the Company or any subsidiary of the Company except as authorized by the Company's Board of Directors.


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          (b) The Executive realizes that during the course of his employment, the Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, specifications, trade secrets, customer lists and account lists of the Company and its affiliates ("Confidential Information"). Therefore, during or subsequent to his employment by the Company, or by an affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such Confidential Information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company's business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company's or the affiliated company's premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its affiliated companies.

          (c) Because of his employment by the Company, the Executive will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographic areas and its methods of doing business. The Executive agrees that for the Term of this Agreement and an additional period of one year he will not:

               (i) engage or participate, directly or indirectly, as an owner, partner, shareholder, consultant, director, officer, employee, agent or otherwise in any business which owns, operates, manages or provides consulting services to a gaming casino in Black Hawk, Colorado or any other city or town in which the Company has any significant gaming activities; or

               (ii) take any actions which are calculated to persuade any employee, vendor or supplier of the Company to terminate or modify in any adverse manner their association with the Company.

          (d) In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, to the extent deemed necessary by the court to render the provision reasonable and enforceable. Executive acknowledges and agrees that any breach of this Agreement by Executive would cause immediate irreparable harm to the Company. Executive agrees that should he violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement.


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                                    ARTICLE V
                             DISABILITY AND ILLNESS

     SECTION 5.1 DISABILITY AND SALARY CONTINUATION.

          (a) Definition of Total Disability. For purposes of this Agreement, the terms "totally disabled" and "total disability" shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Executive. If no insurance policy is in effect, "total disability" shall mean a medically determinable physical or mental condition which, in the opinion of two physicians chosen by the mutual consent of the parties, renders the Executive unable to perform substantially all of the duties required pursuant to this Agreement. Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians. In the event that the two independent physicians are unable to agree as to the date of the disabling injury or onset of the disabling illness, such date shall be deemed to be the later of the two dates determined by the physicians chosen pursuant to this Section 5.1(a).

          (b) Salary Continuation. If the Executive becomes totally disabled during the term of this Agreement, his full salary shall be continued for 90 days from the date of the disabling injury or onset of the disabling illness as determined in accordance with the provisions of Section 5.1(a) above and thereafter the Executive's employment may be terminated in accordance with the provisions of Section 3.3.

     Section 5.2 Illness. If the Executive is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting zto total disability, also as determined in this Article, the compensation otherwise payable to the Executive under this Agreement shall be continued for a period of six months and he shall be entitled to participate in the bonus payable in Section 2.2 with respect to the year in which the illness occurred prorated for the year based on the number of months worked during such year compared to 12 after which the Company shall have no further obligation to the Executive.

                                   ARTICLE VI
                                 GENERAL MATTERS

     SECTION 6.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado and shall be construed in accordance therewith.

     SECTION 6.2 NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.





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     SECTION 6.3 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

     SECTION 6.4 BENEFIT. This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party's written consent.

     SECTION 6.5 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

     SECTION 6.6 EFFECTIVE DATE. The effective date of this Agreement shall be January 1, 2000.

     Section 6.7 Arbitration. The Company and the Executive expressly agree that all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within 10 days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy shall then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices located in Denver, Colorado. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator shall be governed by the express terms of this Agreement and the laws of the State of Colorado. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the termination of this Agreement.

                                              BLACK HAWK GAMING &
                                              DEVELOPMENT COMPANY, INC.


                                              By: /s/ Stephen R. Roark
                                                  ----------------------------
                                                  Stephen R. Roark, President


                                              EXECUTIVE:

                                                  /s/ Jeffrey P. Jacobs
                                                  ----------------------------
                                                  Jeffrey P. Jacobs




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